Exhibit 10.104

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (this “Sublease”) is entered into as of the 20th day of July, 2015 (the “Execution Date”) by and among ADK BONTERRA/PARKVIEW, LLC, a Georgia limited liability company (“Sublessor”), 2801 FELTON AVENUE, L.P., a Georgia limited partnership (“Bonterra Sublessee”), for the improved real property described on Exhibit “A-1” ( the “Bonterra Leased Property”), and 460 AUBURN AVENUE, L.P., a Georgia limited partnership (“Parkview Sublessee”; collectively with Bonterra Sublessee, the “Sublessees” and, individually, a “Sublessee”), for the improved real property described on Exhibit “A-2” ( the “Parkview Leased Property”; collectively with the Bonterra Leased Property, the “Leased Properties” and, individually, a “Leased Property”), on which Leased Properties are located the skilled nursing facilities more particularly identified on Exhibits “A-1” and “A-2” (collectively, the “Facilities”).

WITNESSETH:

WHEREAS, Sublessor is the tenant under that certain Third Amended and Restated Multiple Facilities Lease dated as of October 29, 2010, as amended pursuant to that certain First Amendment to Third Amended and Restated Multiple Facilities Lease (as amended, the “Existing Master Lease”) pursuant to which Sublessor leases the Leased Properties from Georgia Lessor – Bonterra/Parkview, Inc., a Maryland corporation (the “Lessor”); and

WHEREAS, Sublessor desires to sublease the Leased Properties to Bonterra Sublessee, with respect to the Bonterra Leased Property, and to Parkview Sublessee, with respect to the Parkview Leased Property, and Sublessees desire to sublease the Leased Properties from Sublessor on the terms and conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of Ten Dollars and no/100 ($10.00), and the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration paid by each party to the other, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.    Definitions. Any capitalized terms used but not defined in this Sublease will have the meaning assigned to such terms in the Existing Master Lease.

2.    Sublease. Upon and subject to the terms and conditions set forth in this Sublease and the Existing Master Lease, (i) Sublessor leases to Bonterra Sublessee, and Bonterra Sublessee leases from Sublessor, the Bonterra Leased Property, and (ii) Sublessor leases to Parkview Sublessee, and Parkview Sublessee leases from Sublessor, the Parkview Leased Property.

3.    Conditions to Effectiveness. This Sublease shall not be effective or binding upon the parties and Sublessees shall have no rights or obligations with respect to the Leased Properties unless and until the following shall have occurred: (i) Lessor shall have approved this Sublease in its sole discretion and (ii) Sublessees shall have obtained all regulatory and other approvals and licenses for Sublessees to operate the Facilities as Medicare and Medicaid enrolled skilled nursing facilities (such date being hereinafter referred to as the “Approvals Date”).
4.    Single, Indivisible Lease. This Sublease constitutes one indivisible lease of the Leased Properties and not separate leases governed by similar terms. Bonterra Sublessee is the sublessee of the Bonterra Leased Property, and Parkview Sublessee is the sublessee of the Parkview Leased property, but each Sublessee is jointly liable for all obligations of the Sublessees hereunder. The Leased Properties constitute one economic unit, and the Base Rent (as hereinafter defined) and all other provisions have been negotiated and agreed to based on a demise of all of the Leased Properties to Sublessees as a single, composite, inseparable transaction and would have been substantially different had separate leases or a divisible lease been intended. Except as expressly provided in this Sublease for specific, isolated purposes (and then only to the extent expressly otherwise stated), all provisions of this Sublease apply equally and uniformly to all of the Leased Properties as one unit. An Event of Default (as hereinafter defined) with respect to any Leased Property is an Event of Default as to all of the Leased Properties. The parties intend that the provisions of this Sublease shall at all times be construed, interpreted and applied so as to carry out their mutual objective to create an indivisible lease of all of the Leased Properties and, in particular but without limitation, that, for purposes of any assumption, rejection or assignment of this Sublease under 11 U.S.C. 365, this is one indivisible and non-severable sublease and executory contract dealing with one legal and economic unit and that this Sublease must be assumed, rejected or assigned as a whole with respect to all (and only as to all) of the Leased Properties.
5.    Subordination. This Sublease is subject and subordinate to the Existing Master Lease. Except as provided in Section 26(b) below, all applicable terms and conditions of the Existing Master Lease are incorporated into and made a part of this Sublease as if Sublessees were the Lessee under the Existing Master Lease. If any term or provision of this Sublease imposes an obligation or condition that is different than a term or provision of the Existing Master Lease, the obligation or conditions set forth in this Sublease shall control. Sublessor shall not agree with Lessor to terminate the Existing Master Lease without first having obtained the prior written consent of Sublessees. Unless expressly provided for in this Sublease to the contrary, Sublessees assume and agree to perform the Sublessor’s obligations under the Existing Master Lease during the term of this Sublease, except that the obligation to pay Base Rent and Additional Charges to Lessor under the Existing Master Lease shall remain the obligation of Sublessor and shall be considered performed by Sublessees upon payment of Base Rent and Additional Charges due under this Sublease. Sublessees shall not cause or suffer any act of negligence that will violate any of the provisions of the Existing Master Lease. If the Existing Master Lease terminates for any reason, this Sublease shall terminate and the parties shall be relieved from all liabilities and obligations under this Sublease; provided, however, that if this Sublease is terminated by Lessor due to a default of Sublessor or Sublessees under the Existing Master Lease or under this Sublease, the defaulting party shall be liable to the non-defaulting party for all damage suffered by the non-defaulting party as a result of the termination.

6.    Initial Term. Subject to the provisions of Section 3 above, the initial term of this Sublease shall commence on the Commencement Date (as hereinafter defined) and continue until midnight on the tenth (10th) anniversary of the Commencement Date unless sooner terminated as provided in this Sublease or upon termination of the Existing Master Lease (the “Initial Term”). A “Lease Year” as used in this Sublease is the twelve (12) month period commencing on the Commencement Date and each anniversary thereof during the Term. The “Commencement Date” of this Sublease shall be the Approvals Date, provided, however, if the Approvals Date does not occur on the first day of a calendar month, then the Commencement Date shall be the first day of the calendar month following the Approvals Date.
7.     Renewal Term. If (i) the Existing Master Lease is extended for a Renewal Term as provided in Section 1.3 thereof and (ii) there is no uncured Event of Default by Sublessees under this Sublease as of the date Sublessor receives the Renewal Notice (as defined below) or on the last day of the Initial Term or Renewal Term, as applicable, Sublessees shall have the right but not the obligation, to extend the Term of this Sublease through the end of the applicable Renewal Term upon written notice (the “Renewal Notice”) to Sublessor and Lessor at least one-hundred twenty (120) days prior to the expiration of the Initial Term or the current Renewal Term, as the case may be.
8.    Term. For purposes hereof, the “Term” shall mean the Initial Term and any Renewal Term.
9.    Base Rent. During the Term, Sublessees shall pay in advance to Sublessor on or before the 1st day of each month the following amounts as “Base Rent”:

Lease Year	Base Rent Per Month
Year 1	$170,000.00
Year 2	$175,000.00
Year 3	$180,000.00

Commencing on the first day of the 4th Lease Year of this Sublease and continuing on the first day of each Lease Year thereafter during the Initial Term and any Renewal Term, Base Rent payable hereunder shall increase by three percent (3%) over the Base Rent for the previous Lease Year.

10.    Additional Charges. In addition to Base Rent, Sublessees shall pay to Sublessor, all Additional Charges payable by Sublessees under the Existing Master Lease. For purposes of this Sublease, the term “Rent” shall mean the Base Rent and all Additional Charges.

11.    Absolute Net Lease. All Rent payments shall be absolutely net to Sublessor, free of any and all taxes, other charges, and operating or other expenses of any kind whatsoever, all of which shall be paid by Sublessees. Sublessees shall continue to perform their obligations under this Sublease even if Sublessees claims they have been damaged by Sublessor. Thus, Sublessee shall at all times remain obligated under this Sublease without any right of set-off, counterclaim, abatement, deduction, reduction or defense of any kind. The sole right of Sublessees to recover damages against Sublessor under this Sublease shall be to prove such damages in a separate action.

12.    Payment Terms. All Rent to Sublessor hereunder shall be paid by wire transfer in accordance with Sublessor’s wire transfer instructions to be provided to Sublessees, or as otherwise directed by Sublessor from time to time.

13.    Security Deposit. Sublessees shall deposit with Sublessor and maintain during the Term the sum of One Hundred Seventy Thousand and 00/100 Dollars ($170,000.00) as a security deposit (the “Security Deposit”) against the faithful performance by Sublessees of their obligations under this Sublease. The Security Deposit shall be paid on the Commencement Date. If an Event of Default shall occur under the Existing Master Lease or this Sublease, Sublessor may use, apply or retain the whole or any part of the Security Deposit which is necessary for the payment of: (i) any Rent which Sublessees have not paid when due after any applicable notice and cure period; (ii) any sum expended by Sublessor on behalf of Sublessees in accordance with the provisions of this Sublease; or (iii) any sum which Sublessor may expend or be required to expend by reason of any Event of Default under the Existing Master Lease. If any portion of the Security Deposit is not used, applied or retained by Sublessor for the purposes set forth above, as of the end of the Term, then Sublessor agrees, within thirty (30) days after the expiration of the Term, to refund to Sublessees the entirety of such remaining portion.
14.    Late Charges; Interest. If any Rent is not paid when due, Sublessees shall pay to Sublessor all late charges and interest required to be paid under Section 3.3 of the Existing Master Lease.
15.     Assignment and Subletting. Sublessees shall not, either voluntarily or by operation of law, assign this Agreement or further sublet all or any part of the Leased Properties without the prior written consent of Sublessor and Lessor. Any purported assignment or sublease without such consent shall be null and void and constitute a material breach of this Sublease.
16.    Attorneys Fees. If there is any legal or arbitration action or proceeding between Sublessor and Sublessees to enforce any provision of this Sublease or to protect or establish any right or remedy of either Sublessor or Sublessees hereunder, the unsuccessful party to such action or proceeding will pay to the prevailing party all costs and expenses, including reasonable attorneys’ fees incurred by such prevailing party in such action or proceeding and in any appearance in connection therewith, and if such prevailing party recovers a judgment in any such action, proceeding or appeal, such costs and expenses will be determined by the court or arbitration panel handling the proceeding and will be included in and as a part of such judgment.
17.    Notices. All notices and demands that may be required or permitted by either party to the other shall be in writing. All notices, payments and demands hereunder shall be sent by overnight courier or by certified United States Mail, postage prepaid, addressed as provided below, or to any other place that one party may from time to time designate in a notice to the other party, and shall be deemed to have been received on the date when actually delivered to the addressee or delivery has been rejected.
If to Sublessor:

ADK Bonterra/Parkview, LLC
Two Buckhead Plaza
3050 Peachtree Road, NW
Suite 355
Atlanta, Georgia 30335
Attention: CEO

If to Sublessees:

2801 Felton Avenue, L.P., and
460 Auburn Avenue, L.P.
20 Mansell Court East
Suite 200
Roswell, Georgia 30076
Attention: General Counsel

18.    Personal Property. Sublessees may bring their own articles of personal property to the Leased Properties for use and, subject to the terms of the Existing Master Lease, Sublessees shall have the right to remove any such personal property from the Leased Properties provided that Sublessees, at their expense, shall repair any damages to the Leased Properties caused by such removal or by the original installation thereof. All personal property, fixtures and equipment located at the Leased Properties as of the Execution Date of this Sublease (the “Sublessor FF&E”) shall remain the property of Sublessor (as between Sublessor and Sublessees) and shall remain at the Leased Properties at the end of the Term, and Sublessees shall have the right to use same during the Term in connection with the operation of the Facilities. Any replacements of such Sublessor FF&E made by Sublessees during the Term shall become the property of Sublessor upon the expiration of the Term.
19.    Default.

(a)    The following shall be deemed to be events of default by Sublessees (each, an “Event of Default”): (i) Sublessees shall fail to pay when due any installment of Base Rent or Additional Charges within this Sublease; (ii) Sublessees shall fail to comply in any respect with any term, provision, covenant or warranty under the Existing Master Lease which results in an Event of Default under the Existing Master Lease and (iii) Sublessees shall fail to comply in every respect with any term, provision, covenant, or warranty made under this Sublease by Sublessees and shall not cure such failure within thirty (30) days after written notice thereof to Sublessees; provided that if any such failure is not curable by its nature within such thirty-day period, then Sublessees shall have such additional time as is necessary to cure the same, if and for so long as Sublessees proceed promptly and with due diligence to cure the failure, and provided that such additional time to cure does not result in an Event of Default under the Existing Master Lease

(b)    Upon the occurrence of an Event of Default, Sublessor shall have the option to pursue any one or more of the following remedies without any notice or demand whatsoever: (i) terminate this Sublease, in which event Sublessees shall immediately surrender the Leased Properties to Sublessor, and if Sublessees fail to do so, Sublessor may without prejudice to any other remedy which it may have for possession or arrearage in Rent, enter upon and take possession of the Leased Properties and expel or remove Sublessees and any other person who may be occupying the Leased Properties or any part thereof, by force, if necessary, as permitted by Georgia law without being liable for prosecution or any claim of damages therefor; Sublessees hereby agreeing to pay to Sublessor on demand the amount of all Rent and other charges accrued through the date of termination; (ii) enter upon and take possession of the Leased Properties and expel or remove Sublessee and any other person who may be occupying the Leased Properties or any part thereof, by force, if necessary, as permitted by Georgia law, without being liable for prosecution or any claim of damages thereof and, if Sublessor so elects, relet the Leased Properties on such terms as Sublessor may deem advisable, in its sole discretion, without advertisement, and by private negotiations provided that if Sublessor succeeds in re-letting the Leased Properties and receives the rent therefor, Sublessees hereby agree to pay to Sublessor the deficiency, if any, between all Rent reserved hereunder and the total rental applicable to the Term hereof obtained by Sublessor through such re-letting, and Sublessees shall be liable for Sublessor's expenses in restoring the Leased Properties and all costs incident to such re-letting; (iii) enter upon the Leased Properties by force if necessary as permitted by Georgia law, without being liable for prosecution or any claim of damages therefor, and do whatever Sublessees are obligated to do under the terms of this Sublease; and Sublessees agree to reimburse Sublessor on demand for any expenses including, without limitation, reasonable attorney's fees which Sublessor may incur in thus effecting compliance with Sublessees’ obligations under this Sublease and Sublessees further agree that Sublessor shall not be liable for any damages resulting to Sublessee from such action.

(c)    An Event of Default by Sublessees under this Sublease shall be an Event of Default under the Existing Master Lease and entitle Lessor to exercise any and all remedies provided by the Existing Master Lease.

(d)    The remedies provided for herein are cumulative and in addition to any other remedy provided by law or at equity. No action taken by or on behalf of Sublessor shall be construed to be an acceptance of a surrender of this Agreement. Forbearance by Sublessor to enforce one or more of the remedies herein provided upon an Event of Default shall not be deemed or construed to constitute a waiver of such default.

20.     Holding Over. If Sublessees remain in possession of any portion of the Leased Properties after expiration or termination of the Term with or without Sublessor's written consent, each Sublessee shall become a Sublessee-at-sufferance, and there shall be no renewal of this Sublease by operation of law. During the period of any such holding over, all provisions of this Sublease shall be and remain in effect except that the monthly rental shall be 150% of the amount of Base Rent payable for the last full calendar month of the Term including renewals or extensions. The inclusion of the preceding sentence in this Sublease shall not be construed as Sublessor's consent for Sublessees to hold over.

21.    Surrender of Leased Properties. Upon the expiration or other termination of this Sublease, Sublessees shall quit and surrender to Sublessor the Leased Properties broom clean in substantially the same condition as at the commencement of the Sublease, reasonable wear and tear only excepted. Unless otherwise required under the Existing Master Lease, Sublessees shall have no obligation to remove or restore alterations, modifications or additions to the Leased Properties made with the consent of Sublessor and Lessor, or made where no such consent is required under this Sublease or the Existing Master Lease. Sublessees’ obligation to observe or perform this covenant shall survive the expiration or other termination of this Sublease.
22.    Insurance. Sublessees shall name Sublessor and AdCare Health Systems, Inc. as additional insureds under all general liability and professional liability insurance policies to be provided by Sublessees under the Existing Master Lease.
23.    Successors and Assigns. This Sublease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.
24.    Entire Agreement. This Sublease sets forth the entire agreement between Sublessor and Sublessee concerning the Leased Properties, and, except for the operations transfer agreements to be entered into between the licensed operators of the Facilities, there are no other agreements either oral or written between the parties relating to the Leased Properties.
26.    Other Provisions of Existing Master Lease.

(a)    Reports. Sublessees shall provide copies of all reports required under the Existing Master Lease to Sublessor and to Lessor.

(b)    Existing Master Lease Provisions Not Incorporated. Notwithstanding the foregoing or any other provision of this Sublease to the contrary, the following Sections of the Existing Master Lease are not incorporated into this Sublease and Sublessee shall have no obligation to perform and shall not be bound by them:
Section 7.3 - Certain Environmental Matters [but only with respect to environmental conditions existing prior to the Commencement Date or obligations arising prior to the Commencement Date];
Section 8.2.1 – Lessee’s Tangible Net Worth;
Section 8.2.2 – Guarantor’s Tangible Net Worth;
Section 8.2.8 [incorrectly numbered as Section 8.2.5 in Master Lease] – Loans From Affiliates;
Section 8.5 – Other Facilities;

Section 23.1(a) – Financial Statements [but only with respect to (i) any requirement to provide financial statements with respect to “Guarantor”, as defined in the existing Master Lease, and (ii) any requirement that financial statements provided by Sublessees must be audited]; and

Section 39.1 – Security Deposit.
(c)    Sublessor Consent: In each case provided herein for the consent or approval of Sublessor, in no event shall Sublessor’s consent or approval be unreasonably withheld, conditioned or delayed. If a consent or approval of Lessor is required under the Existing Master Lease, the giving of such consent or approval by Lessor shall be deemed the consent or approval of Sublessor and no further consent or approval of Sublessor shall be required.

(d)    Sublessor Performance of Existing Master Lease. Sublessor agrees to pay to Lessor installments of Base Rent as required by the Existing Master Lease and to perform all covenants of Lessor arising under the Existing Master Lease that are not the obligation of Sublessee hereunder to perform. Within ten (10) days after receipt of Sublessees’ written request, Sublessor shall provide Sublessee commercially reasonable evidence of the payment of Base Rent due under the Existing Master Lease. Sublessor also shall deliver to Sublessees any written notice of non-performance or demand that Sublessor receives from Lessor under the Existing Master Lease within five (5) business days after receiving same. If Sublessor fails to make any payment required under the Existing Master Lease after receiving payment of Base Rent and Additional Charges from Sublessor, or otherwise defaults under any provision of the Existing Master Lease, then (i) after five (5) business days written notice to Sublessor, Sublessees shall have the right to cure such default and thereafter (without additional notice required) to pay all amounts due under this Sublease directly to Lessor, and any amount so paid by Sublessees, at the sole written election of Sublessees, shall be credited and offset against amounts Sublessees owes or will owe to Sublessor pursuant to this Sublease; and (ii) upon Sublessees’ written demand, Sublessor shall immediately refund to Sublessee any and all amounts paid by Sublessees to Sublessor if Sublessees have repaid such amounts directly to Lessor or, at the sole written election of Sublessees, such amounts shall be credited and offset against amounts Sublessees owe or will owe to Sublessor pursuant to this Sublease. Sublessees shall inform Sublessor in writing of any action on their part to pay or perform directly to Lessor any of Sublessor’s obligations under the Existing Master Lease as permitted by this Section.

(e)    Taking: Sublessor shall not exercise its rights under Article XV of the Master Lease to terminate the Master Lease with respect to any Leased Property without the prior written consent of Sublessees, which consent Sublessees may withhold in their sole discretion.

27.    Governing Law and Venue. This Sublease is made pursuant to, and shall be construed and enforced in accordance with, the laws in force in the State of Georgia, and any dispute arising hereunder shall be brought in the courts of Georgia.

28.    Counterparts. This Sublease may be executed in any number of counterparts, all of which will be considered one and the same Sublease notwithstanding that all parties hereto have not signed the same counterpart. Signatures on this Sublease which are transmitted electronically shall be valid for all purposes. Any party shall, however, deliver an original signature on this Sublease to the other party upon request.

[Signatures on Following Page]

IN WITNESS WHEREOF, this Sublease has been executed by Sublessor and Sublessees as of the date first written above.

SUBLESSOR:

ADK BONTERRA/PARKVIEW, LLC
a Georgia limited liability company

By:	/s/ William McBride, III
Name:	William McBride, III
Title:	Manager

SUBLESSEES:

BONTERRA SUBLESSEE

2801 Felton Avenue, L.P.
a Georgia limited partnership

By:	/s/ James J. Andrews
Name:	James J. Andrews
Title:	President

PARKVIEW SUBLESSEE

460 AUBURN AVENUE, L.P.
a Georgia limited partnership

By:	/s/ James J. Andrews
Name:	James J. Andrews
Title:	President

EXHIBIT “A-1”
BONTERRA LEASED PROPERTY

FACILITY:

Bonterra Nursing Center / 2801 Felton Drive, East Point, Georgia 30344 (114 beds)

Legal description:
All that tract or parcel of land lying and being in Land Lot 125 of the 14th District of Fulton County, Georgia and being more fully described as follows:
To reach the point of beginning, start at the intersection of the South right-of-way of Cleveland Avenue and the East right-of-way of Felton Drive (40' R/W); thence running Southerly along the said East right-of-way of Felton Drive a distance of 575.0 feet to an iron pin and the point of beginning. Thence leaving the said East right-of-way of Felton Drive and from the point of beginning running South 89° 58' 30" East a distance of 114.50 feet to an iron pin; thence running South 00° 59' 34" West a distance of 334.40 feet to an iron pin; thence running North 89° 19' 21" West a distance of 435.00 feet to an iron pin; thence running North 28° 07' 10" East a distance of 165.60 feet to an iron pin; thence running North 32° 59' 10" East a distance of 20.00 feet to an iron pin; thence running Northwesterly and following the arc of a curve to the right an arc distance of 129.60 feet (said arc having a chord bearing of North 29° 55' 18" West and a chord distance of 124.12 feet) to an iron pin located on the Southerly right-of-way of the said Felton Drive; thence running Southeasterly along the said Southerly right-of-way of Felton Drive and following the arc of a curve to the left an arc distance of 66.04 feet (said arc having a chord bearing of South 62° 31' 45" East and a chord distance of 63.62 feet) to a point; thence running South 89° 33' 27" East along the said Southerly right-of-way of Felton Drive a distance of 158.24 feet to a point; thence running Northeasterly along the said Southerly right-of-way of Felton Drive and following the arc of a curve to the left an arc distance of 85.56 feet (said arc having a chord bearing of North 61° 20' 37" East and a chord distance of 81.93 feet) to an iron pin; thence running North 89° 26' 10" East along the said Southerly right-of-way of Felton Drive a distance of 12.60 feet to an iron pin located on the East right-of-way of the said Felton Drive; thence running North 00° 04' 20" East along the said East right-of-way of Felton Drive a distance of 50.00 feet to an iron pin and the point of beginning.

EXHIBIT “A-2”
PARKVIEW LEASED PROPERTY

FACILITY:

Parkview Manor Nursing Home / 460 Auburn Avenue, NE, Atlanta, Georgia 30312 (186 beds)

Legal description:
All that tract or parcel of land lying and being in Land Lot 46 of the 14th District of Fulton County, Georgia and being more fully described as follows:
BEGINNING AT AN "X" MARK ON A CONCRETE WALK LOCATED AT THE INTERSECTION OF THE NORTH RIGHT-OF-WAY OF AUBURN AVENUE (60' R/W) AND THE WEST RIGHT-OF-WAY OF BOULEVARD (60' R/W), SAID "X" BEING THE POINT OF BEGINNING. THENCE FROM THE POINT OF BEGINNING RUNNING NORTH 00° 09' 00" EAST ALONG THE SAID WEST RIGHT-OF-WAY OF BOULEVARD A DISTANCE OF 155.60 FEET TO AN IRON PIN LOCATED ON THE SOUTH PROPERTY LINE OF PROPERTY NOW OR FORMERLY OWNED BY THE CITY OF ATLANTA; THENCE LEAVING THE SAID WEST RIGHT-OF-WAY OF BOULEVARD AND RUNNING NORTH 89° 34' 00" WEST ALONG THE SAID SOUTH PROPERTY LINE OF THE SAID CITY OF ATLANTA PROPERTY A DISTANCE OF 200.00 FEET TO A POINT LOCATED ON THE EAST PROPERTY LINE OF PROPERTY NOW OR FORMERLY OWNED BY THE CITY OF ATLANTA; THENCE RUNNING SOUTH 00° 09' 00" WEST ALONG THE SAID EAST PROPERTY LINE OF THE SAID CITY OF ATLANTA PROPERTY A DISTANCE OF 157.11 FEET TO A NAIL LOCATED ON THE NORTH RIGHT-OF-WAY OF AUBURN AVENUE; THENCE RUNNING NORTH 90° 00' 00" EAST ALONG THE SAID NORTH RIGHT-OF-WAY OF AUBURN AVENUE A DISTANCE OF 200.00 FEET TO A "X" AND THE POINT OF BEGINNING.